                  COMPUTATION OF RATIO OF EARNINGS OF
                  MRS. FIELDS' ORIGINAL COOKIES, INC.

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
                                                  12/30/2000       1/1/2000        1/2/1999        1/3/1998       12/28/1996
                                                --------------- --------------- ---------------  --------------  --------------
FIXED CHARGES:
       Interest on debt and capitalized leases         $17,853         $17,880         $13,197          $7,830          $1,410
       Interest element of rentals                       9,347           8,341           8,095           7,299             715
                                                --------------- --------------- ---------------  --------------  --------------
TOTAL FIXED CHARGES:                                   $27,200         $26,221         $21,292         $15,129          $2,125
                                                =============== =============== ===============  ==============  ==============

EARNINGS:
       Consolidated net income                       ($19,345)        ($8,221)       ($19,143)          ($974)          $2,345
       Consolidated provision for income taxes           3,841             218             316             655           1,798
       Fixed Charges                                    27,200          26,221          21,292          15,129           2,125
                                                --------------- --------------- ---------------  --------------  --------------
TOTAL EARNINGS:                                        $11,696         $18,218          $2,465         $14,810          $6,268
                                                =============== =============== ===============  ==============  ==============

RATIO OF EARNINGS TO FIXED CHARGES                   n/a             n/a             n/a              n/a                 2.95
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